To the Holders of
Trust Investment Enhanced Return Securities SM
TENS Certificates,  Series LTR 1998-4
         871928 BH9

Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the TIERS TENS Certificates, Series LTR 1998-4, hereby gives notice with respect to the Distribution occurring on October 15, 1998 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a Dollar amount per $1,000 original face amount of securities, is $28.583333.

2. The amount of aggregate accreted and unpaid interest accrued as of the Distribution Date is per each $1,000 face amount of Certificates is $0.00.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of Loews Corporation 7% Senior Notes Due October 15, 2023 (the "Term Assets") is $10,000,000. The Term Assets are currently rated A1 by Moody's Investors Service, Inc. and AA- by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of the Certificates at the close of business on the Distribution Date is $10,000,000.


                      U.S. BANK TRUST NATIONAL ASSOCIATION


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